Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Patrick Waddy
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL THIRD QUARTER RESULTS

NORCROSS, GA. (April 4, 2007) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal third quarter ended February 28, 2007.

Revenue for the fiscal third quarter was a record $57.1 million, up 21% from $47.1 million in the same period last year. Of the $10.0 million total increase in revenues, approximately $0.6 million came from volume increases including instrument, warranty and service revenue in the United States, approximately $8.2 million came from price increases in the United States, approximately $0.4 million came from sales increases including instrument revenues outside the United States, and the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates increased sales by approximately $0.8 million. Gross margin improved during the quarter to 70.7% up from 68.2% in the prior year quarter.

Net income for the third quarter was a record $15.0 million, up 28% from $11.7 million for the same quarter last year. Diluted earnings per share totaled $0.21 on 71.0 million weighted average shares outstanding, up from $0.17 on 70.6 million weighted average shares outstanding for the same period last year. The adoption on June 1, 2006 of SFAS 123R, related to accounting for stock-based compensation, resulted in a reduction of income before income taxes and net income of approximately $0.8 million and $0.6 million, respectively, for the quarter ended February 28, 2007. Prior period share and per share amounts have been adjusted to reflect the 3-for-2 stock split distributed on May 15, 2006.

Sales of instruments were $4.4 million in the third quarter of fiscal 2007, an increase from $3.6 million in the fiscal 2006 third quarter. As of February 28, 2007, deferred instrument revenues, including deferred service revenues, totaled $18.5 million, an increase of $1.1 million in the third quarter of fiscal 2007 compared to an increase of $0.3 million in the quarter ended November 30, 2006.  The revenues on most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. However, we record the entire cost of sales on these instruments when contractual obligations are completed.

Reagent gross margin grew to 77.6% during the third quarter of fiscal 2007 compared to 74.0% in the same period last year. Price increases were primarily responsible for this improvement.

“We are extremely pleased with our quarterly results,” said Dr. Gioacchino De Chirico, President and Chief Executive Officer. “All-time highs were once again achieved in revenues and net income for the quarter. This quarter marked the thirteenth consecutive quarter of record revenues. Our strategies to grow our business and the execution of our plan continue to generate outstanding results in terms of revenues, margins and net income. Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to our expected launch of the Galileo ECHOTM in the United States and Europe we believe we can achieve future market share gains and revenue growth through continued

Galileo® placements and the launch of the Galileo ECHOTM. This expected launch is dependent on FDA clearance. As previously announced, our 510(k) premarket notification was submitted to the FDA on March 16, 2007. We previously announced that the Company has commenced research and development work on a second generation Galileo and we expect that improvements in the second generation Galileo will extend by several years the life of the instrument in the market. As of February 28, 2007, the Company had received purchase orders for a total of 460 Galileo instruments worldwide (an increase of 33 in the quarter), including 280 in Europe, 178 in North America and 2 in Japan, and 394 of these instruments were generating reagent revenues, an increase of 39 in the quarter.”

Selected Highlights

•  Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased approximately $7.4 million to $41.4 million, a 22% increase over the prior year quarter. Sales of Capture products increased approximately $1.6 million to $10.2 million, a 19% increase over the prior year quarter.

•  The gross margin on traditional reagents was 75.5% for the current quarter, compared to 71.7% in the prior year quarter. The increase in gross margin was primarily due to price increases in the United States.  The gross margin on Capture® products was 86.4% for the current quarter, compared to 83.2% in the prior year quarter.

•  Sales of instruments were $4.4 million in the third quarter of fiscal 2007 compared to $3.6 million in the third quarter of 2006. The gross margin on instruments, including the impact of the cost of providing service, was 0.5% for the current quarter, compared to 11.0% for the same quarter last year.

•  The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.8 million for the third quarter of fiscal 2007 as compared to the prior year quarter.  The effect on net income of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was minimal in the current quarter ended February 28, 2007 as compared to the prior year quarter.

•  Distribution expenses increased by $0.4 million in the third quarter and selling and marketing expenses increased by $1.7 million as compared to the prior year quarter. Selling and marketing expenses in the United States were impacted by an increase of $0.3 million in personnel costs, an increase in commission expense of $0.3 million, an increase in travel costs of $0.1 million, an increase in management bonus expense of $0.3 million, and an increase in stock-based compensation expense of $0.2 million related to the adoption of SFAS 123R. General and administrative expenses increased by $1.5 million for the third quarter of fiscal 2007 as compared to the prior year quarter. General and administrative expenses were impacted by a $0.5 million increase in management bonus expense, a $0.7 million increase in legal expenses, and a $0.4 million increase in stock based compensation expense that resulted from the adoption of SFAS 123R. Research and development expenses increased by $0.7 million to $1.6 million in the third quarter, an increase of 73% over the prior year quarter, caused by a $0.4 million increase in management bonus expense, a $0.1 million increase in stock based compensation expense related to the adoption of SFAS 123R, and $0.2 million in costs associated with the work on the second generation Galileo. Restructuring costs related to the Houston closure were $72 thousand in the third quarter a decrease of $50 thousand compared to the prior year quarter.

•  Cash, cash equivalents and marketable securities totaled $93.7 million at the end of the current quarter compared to $75.2 million at the end of the prior quarter and $55.7 million at May 31, 2006.

Immucor, Inc. will host a conference call April 5, 2007 at 8:30 a.m. (EDT) to review these results.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer, Patrick Waddy, Chief Financial Officer, and Edward L. Gallup, consultant. The call will focus on the results for the third quarter and general business trends.  This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Waddy or Gallup during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-888-889-6349, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on April 5, 2007 by calling 1-866-357-4215.  Beginning April 12, 2007, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents; product development or regulatory obstacles including delays in completing the development of the  Galileo Echo™; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected Houston closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2007	2006	2007	2006

NET SALES	$57,091	$47,090	$162,557	$133,550
COST OF SALES	16,738	14,956	49,825	46,179
GROSS PROFIT	40,353	32,134	112,732	87,371

OPERATING EXPENSES
Research and development	1,624	938	4,658	3,401
Selling and marketing	6,850	5,141	19,164	15,550
Distribution	2,393	1,971	7,061	5,753
General and administrative	6,271	4,797	16,784	15,507
Restructuring expense	72	122	641	2,579
Amortization expense and other	86	86	259	254
Total operating expenses	17,296	13,055	48,567	43,044

INCOME FROM OPERATIONS	23,057	19,079	64,165	44,327

NON-OPERATIONS INCOME (EXPENSES)
Interest income	682	182	1,845	598
Interest expense	(106)	(93)	(334)	(435)
Other income (loss)	135	(280)	231	(352)
Total other	711	(191)	1,742	(189)

INCOME BEFORE INCOME TAXES	23,768	18,888	65,907	44,138
PROVISION FOR INCOME TAXES	8,749	7,167	24,050	16,357
NET INCOME	$15,019	$11,721	$41,857	$27,781

Earnings per share:
Per common share - basic	$0.22	$0.17	$0.61	$0.41
Per common share - assuming dilution	$0.21	$0.17	$0.59	$0.39

IMMUCOR, INC.

Selected Condensed Consolidated Balance Sheet Items

(Amounts in thousands)

	February 28, 2007	May 31, 2006
	(unaudited)

Cash	$93,723	$54,103
Accounts receivable - trade	45,678	37,199
Inventory	25,517	20,651
Total current assets	171,600	120,792
Property and equipment - net	28,603	25,684
Total assets	245,578	191,687

Accounts payable	7,317	7,271
Total current liabilities	29,940	27,909
Other liabilities	20,276	19,907
Shareholders’ equity	195,362	143,871